EXHIBIT 23.1

CONSENT OF KPMG LLP

Board of Directors

Zhone Technologies, Inc.:

We consent to incorporation by reference in the registration statement (No. 333-107562) on Form S-8 of Zhone Technologies, Inc. of our reports dated March 28, 2003, except as to Note 2, which is as of October 7, 2003, relating to the consolidated balance sheets of Zhone Technologies, Inc. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, redeemable convertible preferred stock and stockholders’ deficit, and cash flows for each of the years in the three-year period ended December 31, 2002, and the related financial statement schedule, which reports appear in the December 31, 2002 Form 10, as amended, of Zhone Technologies, Inc. Our reports dated March 28, 2003, except as to Note 2, which is as of October 7, 2003, contain an explanatory paragraph describing the Company’s change in accounting for goodwill and other intangible assets and an explanatory paragraph describing the Company’s restatement of the financial statements for the year ended December 31, 2002.

/s/    KPMG LLP

Mountain View, California

October 10, 2003